Exhibit 99

FOR IMMEDIATE RELEASE

January 26, 2011

Hawkins, Inc.

3100 East Hennepin Avenue

Minneapolis, MN 55413

Contacts:

John R. Hawkins

Chief Executive Officer

612/617-8532

John.Hawkins@HawkinsInc.com

Kathleen P. Pepski Financial Officer 612/617-8571 Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

THIRD QUARTER, NINE MONTHS FISCAL 2011 RESULTS

Minneapolis, MN, January 26, 2011 – Hawkins, Inc.  (Nasdaq:  HWKN) today announced third quarter and nine months results for fiscal 2011. Sales of $70.6 million for the quarter ended December 31, 2010 represented an increase of 16.5% from $60.6 million in sales for the same period in the prior fiscal year. Net income for the quarter was $4.3 million, or $0.41 per share, fully diluted, compared to net income of $5.6 million, or $0.54 per share, fully diluted for the same period of fiscal 2010.

For the nine months ended December 31, 2010, Hawkins reported sales of $215.7 million, net income of $18.4 million and diluted earnings per share of $1.78 as compared to sales of $199.2 million, net income of $18.3 million and diluted earnings per share of $1.78 for the same period a year ago.

Chief Executive Officer, John R. Hawkins, commented, “We turned in a strong sales performance again this quarter across most product lines.  However, profits for both of our segments were down from last year’s third quarter due to lower profits per unit sold. Competitive pricing pressures, coupled with our investment in operational infrastructure to support growth negatively affected profit levels for both segments.  We expect the competitive pricing conditions to continue for the remainder of our fiscal year. However, we continue to strive to maintain and grow our market share while meeting competitive prices.” John Hawkins continued, “We closed the Vertex Chemical acquisition on January 14 and are very excited about the opportunities this complementary business and facilities will bring to Hawkins as we leverage our broad product offerings into the Vertex market.”

For the quarter ended December 31, 2010, Industrial segment sales increased $8.9 million, or 21.1%, to $51.3 million as compared to the same period in the prior year, with the increase primarily driven by higher selling prices and increased sales of manufactured and specialty chemical products. Water Treatment segment sales for the quarter ended December 31, 2010 were $19.3 million, a 5.5% increase over last year’s third quarter sales of $18.3 million. The increase was primarily due to increased sales of manufactured and specialty chemical products.

Company-wide gross profit for the quarter ended December 31, 2010 was $13.7 million, or 19.4% of sales, compared to $15.9 million, or 26.2% of sales, for the same period in fiscal 2010.  Gross profit for the Industrial segment was $8.6 million, or 16.8% of sales, for the quarter, as compared to $10.1 million, or 23.9% of sales, for the same period in fiscal 2010.  Gross profit for the Water Treatment segment was $5.1 million, or 26.4% of sales, for the quarter, as compared to $5.7 million, or 31.3% of sales, for the same period in fiscal 2010. The decrease in gross profit dollars for both segments was primarily due to competitive pricing pressures and higher operational and infrastructure costs, partially offset by increased sales.

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HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2011

January 26, 2011

Page Two.

Gross profit for the nine months ended December 31, 2010 was $49.9 million, or 23.1% of sales, as compared to $49.1 million, or 24.7% of sales for the same period in the prior fiscal year.  Gross profit for the Industrial segment was $28.5 million, or 19.6% of sales, for the nine months, compared to $27.4 million or 20.5% of sales in the same period a year ago.  The increase in gross profit dollars for this segment in the first nine months of fiscal 2011 was attributable to increased sales of manufactured and specialty chemicals, partially offset by competitive pricing pressures and higher operational and infrastucture expenses.  Gross profit for the Water Treatment segment was $21.4 million, or 30.7% of sales, for the nine months compared to $21.7 million, or 33.1% of sales, in the same period a year ago. The Water Treatment segment’s gross profit decrease was primarily due to competitive pricing pressures and increased overhead costs from investments in new facilities and personnel within existing and new markets to support growth in this segment, partially offset by increased sales of manufactured and specialty chemical products.

Selling, general, and administrative expenses increased $0.5 million, or 6.9%, for the quarter and $1.0 million, or 5.2% for the nine months, as compared to the same periods in the prior fiscal year. The increases were primarily a result of higher equity incentive plan costs and costs related to the Vertex acquisition.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 25 facilities in 13 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

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HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2011

January 26, 2011

Page Three.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(In thousands, except share and per-share data)	Three Months Ended December 31,				Nine Months Ended December 31,
	2010		2009		2010	2009

Sales		$70,620		$60,627	$215,684	$199,189

Cost of sales		(56,894)		(44,772)	(165,768)	(150,062)

Gross profit		13,726		15,855	49,916	49,127

Selling, general and administrative expenses		(6,893)		(6,447)	(20,368)	(19,370)

Operating income		6,833		9,408	29,548	29,757

Investment income		71		99	272	188

Income from continuing operations before income taxes		6,904		9,507	29,820	29,945

Provision for income taxes		(2,650)		(3,912)	(11,397)	(11,741)

Income from continuing operations		4,254		5,595	18,423	18,204

Income from discontinued operations, net of tax		―		―	―	109

Net income		$4,254		$5,595	$18,423	$18,313

Weighted average number of shares outstanding-basic		10,259,458		10,253,458	10,256,674	10,250,198

Weighted average number of shares outstanding-diluted		10,355,888		10,283,206	10,336,169	10,279,417

Basic earnings per share
Earnings per share from continuing operations		$0.41		$0.55	$1.80	$1.78
Earnings per share from discontinued operations		―		―	―	0.01
Basic earnings per share		$0.41		$0.55	$1.80	$1.79

Diluted earnings per share
Earnings per share from continuing operations		$0.41		$0.54	$1.78	$1.77
Earnings per share from discontinued operations		―		―	―	0.01
Diluted earnings per share		$0.41		$0.54	$1.78	$1.78

Cash dividends declared per common share	$	―	$	―	$0.40	$0.38

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